NEWS www.twitter.com/ford www.facebook.com/ford www.medium.com/@ford www.instagram.com/ford Ford Announces Senior Leadership Changes as Company Continues Transformation  Jim Farley becomes chief operating officer, reporting to President and CEO Jim Hackett. Farley will be responsible for all global markets and automotive operations, Ford Smart Mobility and autonomous vehicles  Hau Thai-Tang takes on an expanded role in delivering great products, services and experiences for Ford customers. He will continue to lead Product Development and Purchasing, while adding responsibilities for Enterprise Product Line Management and connectivity  Joe Hinrichs, president, Automotive, retires after a highly accomplished 19-year career with Ford DEARBORN, Feb. 7, 2020 – Ford Motor Company today announced that Jim Farley has been named chief operating officer of Ford, reporting to Jim Hackett, the company’s president and CEO, as Ford continues to carry out its Creating Tomorrow Together strategic plan. Ford also announced that Joe Hinrichs is retiring as Ford’s president, Automotive, after a highly accomplished 19-year career with the company. The changes come as Ford is moving with urgency to fully integrate and accelerate its transformation into a higher-growth, higher-margin business by leveraging smart, connected vehicles and services. Since 2017, Ford has made important progress in transforming the company in the face of sweeping technological change and disruption in the auto industry while working to improve the fitness of its base business – restructuring operations, invigorating the product portfolio and reducing bureaucracy. “Jim Farley is the right person to take on this important new role,” Hackett said. “Jim’s passion for great vehicles and his intense drive for results are well known. He also has developed into a transformational leader with the imagination and foresight to help lead Ford into the future.” Farley, 57, joined Ford in 2007 as global head of Marketing and Sales and went on to lead Lincoln, Ford South America, Ford of Europe and all Ford global markets in successive roles. Since April, Farley has led Ford’s New Businesses, Technology & Strategy team, helping the company determine how to capitalize on the powerful forces reshaping the industry – such as software platforms, connectivity, AI, automation and new forms of propulsion. Farley now will lead Ford’s drive to strengthen its Automotive operations and deliver a sustainable global EBIT margin of at least 8 percent. He will oversee all of Ford’s global markets and automotive operations, including Product Development; Purchasing; Enterprise Product For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

Line Management; Manufacturing & Labor Affairs; Marketing, Sales & Service; and Quality & New Model Launch.

He also will retain leadership of Ford Smart Mobility, Ford's AV LLC and Ford's partnership with Argo AI.

"I'm thrilled and humbled by the opportunity to work with Jim Hackett and the entire Ford team to advance our vision to design increasingly intelligent vehicles and connect them to the world around us, all to make life better for our customers and communities," Farley said. "Ford is blessed with great people and an incredible brand, and together we will build a very bright future."

In addition, Ford announced that Hau Thai-Tang, chief product development and purchasing officer, will take on an expanded role, reporting to Jim Farley. Thai-Tang, 53, will continue to lead Product Development and Purchasing, while adding responsibility for Enterprise Product Line Management and connectivity.

"Hau will be the primary architect as we bring together the vehicle architecture and software stack to create products, services and experiences our customers will love," Hackett said. "We are moving forward with an integrated approach to vehicles and connected services, all anchored in an obsession for the customer, great design and a commitment to strong returns."

Hackett lauded Hinrichs' contributions to Ford.

"I thank Joe for his tremendous leadership over the past two decades," Hackett said. "Joe was instrumental to Ford's ability to survive the Great Recession a decade ago without bankruptcy or taxpayer bailout, and successfully headed Ford's operations in Asia Pacific and North America.

"Most recently, Joe oversaw our global portfolio of iconic vehicles, helped forge a long-term, mutually beneficial relationship with the UAW and was regularly sought out as an authority and promoter of smart global trade."

All the changes announced will be effective March 1.

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About Ford Motor Company
Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification; mobility solutions, including self-driving services; and connected services. Ford employs approximately 190,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.